Exhibit 11

                 Statement of Computation of Per Share Earnings

         Set forth below are the bases for the computation of earnings per share for the periods shown. The Company had no options, warrants, convertible securities or other potentially dilutive securities outstanding during any period shown.


                                            Year Ended December 31,
Earnings (loss) Per Common Share                     1998
     Basic                                          $(1.61)

     Average Shares Outstanding                     867,945

     Diluted                                        $(1.61)

     Average Shares Outstanding                     867,945